Exhibit 10.1

Confidential Treatment Requested – Redacted version
****
Indicates that information has been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934. The omitted information has been filed separately with the Securities and Exchange Commission.

Location - MOPAC Texas & MOPAC Seniority Districts
Contract Audit No. **** , CSS

CONTRACT FOR WORK OR SERVICES

THIS AGREEMENT (the “Agreement”) is made and entered into as of JANUARY 1, 2009 (the “Effective Date”) by and between UNION PACIFIC RAILROAD COMPANY, a Delaware corporation (the “Railroad”); and WOOD ENERGY GROUP INC., a Missouri corporation (the “Contractor”).

IT IS MUTUALLY AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:

Section 1.             NATURE AND LOCATION OF THE WORK OR SERVICES

A.           The work to be performed by the Contractor under this Agreement is for providing supervision, labor, operated equipment, materials, transportation, and permits to purchase, remove, and dispose of the Railroad’s used ties from track programs and other online sources (the “Work”) in or near the MOPAC Texas & MOPAC Southern Seniority Districts (hereinafter the “Job Site”). All material released from projects during the term of this agreement shall become the exclusive property of the Contractor at the time the materials are removed from the track structure.

B.           The Work is more particularly described in Schedule of Billable Service Items, attached hereto and made a part hereof; the general specifications of the Railroad (hereinafter the “Specifications”), attached hereto and made a part hereof; and the Terms & Conditions sheet (including the Performance Compliance Matrix), attached hereto and made a part hereof.

Section 2.             REPRESENTATIONS AND WARRANTIES

A.           Contractor shall perform the Work in conformity with the standard of care and skill employed by companies involved in similar activities for projects of similar scope and complexity.

B.           Contractor’s personnel assigned by Contractor to perform the Work are experienced, qualified, and licensed (if necessary or advisable) to perform the Work and shall perform the work in a good and workmanlike manner.

C.           Contractor and its personnel assigned to perform the Work shall comply in all respects with this Agreement, and all federal, state and local laws, rules, regulations, orders, codes and ordinances applicable to the Work, including environmental laws (if applicable) that are in effect at the time the Work is performed.

D.           The Work shall not infringe on any patent, copyright, trademark, or other intellectual property right.

E.           Railroad’s use of the Work, in accordance with Contractor’s instructions, shall comply with all applicable laws, rules, regulations, order, codes and ordinances.

F.           Contractor has the expertise necessary to perform the Work and Railroad is entitled to rely on Contractor’s expertise, reports, data and/or conclusions reached by Contractor in its performance of the Work.

G.           Contractor shall take all actions necessary to ensure the safety of its employees, Railroad employees (if applicable) and the public.

H.           Contractor shall, at the Contractor’s own expense, furnish (unless herein otherwise specifically provided) all superintendence, labor, tools, equipment, materials, and supplies and all other things requisite and necessary to perform the Work.

I.           Contractor has all necessary permits and/or licenses required to perform the Work contemplated by this Agreement.

Confidential Treatment Requested – Redacted version
****
Indicates that information has been omitted pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934. The omitted information has been filed separately with the Securities and Exchange Commission.

J.           Contractor has submitted a Statement of Business and Legal Relationships (the “Statement”) to the Railroad and the representations and certifications therein are true and accurate as of the Effective Date of this Agreement; and that said representations and certifications, by this reference, are incorporated herein. The Contractor acknowledges the materiality of the representations and certifications in the Statement.

Section 3.            COMPENSATION.

A.          In consideration of the performance of the Work, the Railroad will pay to the Contractor an amount not to exceed **** (the “Maximum Price”) for Work actually performed by the Contractor at the Contractor’s unit or lump sum rates as set forth in the Schedule of Values / Schedule of Billable Services Items, which includes all applicable sales and/or use taxes, which shall be remitted to the proper taxing authority. The Maximum Price cannot be increased without a written document executed by the Railroad. Any attempt by the Contractor to otherwise increase the Maximum Price shall be void and of no effect.

B.           Except as to progress payments, the amount shall be payable within thirty (30) days after presentation of an electronic invoice in the Contract Administration System (CAS) to cover the Work with reference to this Agreement.

C.           The Work and payments made therefore are not in any way contingent upon the defeat or enactment of any legislative, regulatory, or administrative proposal.

Section 4.         TERM; TERMINATION

A.           This Agreement for services shall continue for a period of 4 YEAR(S) from the Effective Date unless sooner terminated as provided herein (the “Term”).

B.           Either party may terminate this Agreement at any time during the Term, with or without cause, by providing the other party thirty (30) days written notice of termination, provided Railroad has the right to terminate this Agreement at any time immediately upon written notice to the Contractor if the Work is, in the sole discretion of the Railroad, deemed unsatisfactory. Upon termination, Railroad’s sole obligation to Contractor shall be to pay for Work performed to the Railroad’s satisfaction through the date of termination at the rates set forth in the Schedule of Values/Schedule of Billable Services Items.

Section 5.             INSURANCE REQUIREMENTS.

Contractor shall, at its sole cost and expense, procure and maintain during the life of this Agreement (except as otherwise provided in this Agreement) the following insurance coverage:

A.           Commercial General Liability insurance. Commercial general liability (CGL) with a limit of not less than $5,000,000.00 each occurrence and an aggregate limit of not less than $10,000,000.00. CGL insurance must be written on ISO occurrence for CG 00 01 12 04 (or a substitute form providing equivalent coverage).

The policy must also contain the following endorsement(s), which must be stated on the certificate of insurance:

•	Contractual Liability Railroads ISO form CG 24 17 10 01 (or a substitute form providing equivalent coverage) showing “Union Pacific Railroad Company Property” as the designated Job Site.

B.           Business Automobile Coverage insurance. Business auto coverage written on ISO form CA 00 01 (or a substitute form providing equivalent liability coverage) with a combined single limit of not less than $5,000,000.00 for each accident and coverage must include liability arising out of any auto (including owned, hired, and non-owned autos).

The policy must contain the following endorsement(s), which must be stated on the certificate of insurance:

•	Coverage For Certain Operations in Connection With Railroads ISO form CA 20 70 10 01 (or a substitute form providing equivalent coverage) showing “Union Pacific Property” as the designated Job Site.

•	Motor Carrier Act Endorsement - Hazardous materials clean up (MCS-90) if required by law.

C.           Workers Compensation and Employers Liability insurance. Coverage must include but not limited to:

•	Contractor’s statutory liability under the worker’s compensation laws of the state(s) affected by this Agreement

•	Employers’ liability (Part B) with limits of at least $500,000 each accident, $500,000 disease policy limit $500,000 each employee

If Contractor is self insured, evidence of state approval and excess workers compensation coverage must be provided.  Coverage must include liability arising out of the U.S. Longshoremen’s and Harbor Workers’ Act, the Jones Act, and the Outer Continental Shelf Land Act, if applicable.

D.           Alternate Employer endorsement. Worker’s compensation and employer’s liability insurance must be endorsed with ISO form WC 00 03 01 A (or a substitute form providing equivalent coverage) showing Railroad in the schedule as the alternate employer which must be stated on the certificate of insurance.

E.           Pollution Liability insurance. Pollution liability coverage must be written on ISO form Pollution Liability Coverage Form Designated Sites CG 00 39 12 04 (or a substitute form providing equivalent liability coverage), with limits of at least $5,000,000.00 per claim and an aggregate limit of $10,000,000.00 with a deductible not to exceed $25,000.

Contractor warrants that any retroactive date applicable to the coverage under the policy is the same as or precedes the Effective Date of this Agreement; and that continuous coverage will be maintained or an extended discovery period will be exercised for a period of 5 years beginning from the time the Work under this Agreement is completed or if coverage is cancelled for any reason the extended discovery period will be exercised for the maximum time allowed by the policy.

If the scope of Work as defined in this Agreement includes the disposal of any hazardous or non-hazardous materials from the Job Site, Contractor must furnish to Railroad evidence of pollution legal liability insurance maintained by the disposal site operator for losses arising from the insured facility accepting the materials, with coverage in minimum amounts of $1,000,000 per loss, and an annual aggregate of $2,000,000.

F.          Umbrella or Excess insurance. If Contractor utilizes umbrella or excess policies, these policies must “follow form” and afford no less coverage than the primary policy.

G.          All insurance policies must be written by a reputable insurance company acceptable to Railroad or with a current Best’s Insurance Guide Rating of A- and Class VII or better, and authorized to do business in the state(s) in which the Work is to be performed.

Other Requirements

H.          The fact that insurance is obtained by Contractor or by Railroad on behalf of Contractor will not be deemed to release or diminish the liability of Contractor, including, without limitation, liability under the indemnity provisions of this Agreement.  Damages recoverable by Railroad from Contractor or any third party will not be limited by the amount of the required insurance coverage.

I.           All policy(ies) required above (except worker’s compensation and employers liability and professional liability) must include Railroad as “Additional Insured” using ISO Additional Insured Endorsements CG 20 26, and CA 20 48 (or substitute forms providing equivalent coverage) which must be stated on the certificate of insurance. The coverage provided to Railroad as additional named insured shall, to the extent provided under ISO Additional Insured Endorsement CG 20 26, and CA 20 48 provide coverage for Railroad’s negligence whether sole or partial, active or passive, and shall not be limited by Contractor’s liability under the indemnity provisions of this Agreement.

J.           Prior to commencing the Work, Contractor shall furnish Railroad with a certificate(s) of insurance, executed by a duly authorized representative of each insurer, showing compliance with the insurance requirements in this Agreement.

K.          Punitive damages exclusion, if any, must be deleted (and the deletion indicated on the certificate of insurance), unless (a) insurance coverage may not lawfully be obtained for any punitive damages that may arise under this Agreement; or (b) all punitive damages are prohibited by all states in which this Agreement will be performed.

L.           Contractor waives all rights against Railroad and its agents, officers, directors and employees, where permitted by law, for recovery of damages to the extent these damages are covered by the workers compensation and employers liability or commercial umbrella/excess liability insurance obtained by Contractor required by this Agreement, which must be stated on the certificate of insurance.

Section 6.        ENFORCEABILITY; CHOICE OF LAW; CHOICE OF FORUM.

This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Nebraska. The arbitration mechanism set forth in this Agreement shall be instituted and maintained only in Omaha, Nebraska and the parties consent to their participation in such arbitration procedures in that forum.

Section 7.            PROTECTION OF UTILITIES.

A.          Cables, lines, wires, circuits, conduit, pipes and other utility facilities may be located on or under the Site and other property affected by the Work, including fiber optic systems, railroad traffic control-related systems and utility systems and facilities including electrical lines, natural gas and water main pipelines and distribution/supply lines, and sewer pipes and lines (the “Utilities”). Protection of Utilities is of extreme importance since any break in or damage to Utilities could, among other things, disrupt service to users, result in business interruption and loss of revenue and profits, result in injury or death to persons and damage to property, cause other economic losses, and/or create safety risks to the public. Accordingly, Contractor shall (1) comply with all one-call and other requirements of the law of the state where the Work is to be performed; (2) exercise due diligence in an effort to determine from Railroad and all appropriate utilities, telecommunications companies and other utility operations to determine if Utilities are present in the area that is to be used or occupied by, or that will be accessible to Contractor in connection with the Work, including by telephoning Railroad at 1-800-336-9193 (between 6:30 a.m. and 8:00 p.m. Central Time) to determine if Utilities are buried anywhere at such location(s); (3) notify Railroad and coordinate with Railroad and any party who is determined to be the operator of the Utilities to make suitable arrangements for the relocation or other protection of the Utilities; (4) refrain from commencing Work in the vicinity of the Utilities until Contractor verifies that such relocation or other protection has been completed; and (5) require its subcontractors to comply with (1) through (4) above. Railroad acknowledges and agrees that Contractor will not be responsible for the cost to relocate or otherwise protect the Utilities.

B.           In addition to other indemnity provisions in this Agreement, to the extent not prohibited by law, Contractor shall defend, indemnify and hold Railroad harmless from and against all costs, liability, loss and expense whatsoever (including, without limitation, consequential damages, attorney fees, court costs, and expenses) arising out of any act or omission of Contractor, its agents, contractors, subcontractors and/or employees, relating in any way to Utilities, to the extent their acts or omissions cause or contribute to (1) any disruption of service to users or damage for business interruption or loss of revenues or profits; (2) any damage to or destruction of any Utilities; (3) any injury or damage to property or injury to or the death of any persons; (4) any other economic loss; (5) any other damage or liability whatsoever; or (6) the assertion or filing of any claim, cause of action, or judgment whatsoever relating to such matters. If this Subsection B is declared void or unenforceable by a court of competent jurisdiction, it will be stricken, but the fact that it has been so struck will not affect the enforceability of Subsection A above.

Section 8.             INDEPENDENT CONTRACTOR.

The Contractor, its agents and employees of the Contractor are not and shall not be considered as employees of the Railroad. The Contractor shall be and remain an independent contractor and nothing herein contained shall be construed inconsistent with that status. If Railroad determines, in its sole discretion, that any person employed by Contractor or any subcontractor is not performing the Work in accordance with Contractor representations and warranties set forth herein, then, upon Railroad’s request, Contractor shall permanently remove such person from the Work unless otherwise agreed to in writing by Railroad. The removal of such person shall not constitute a waiver of any other remedies available to the Railroad for Contractor’s breach.

Section 9.            LIENS; DIRECT PAYMENTS.

Contractor shall pay in full all persons who perform labor upon or provide services or materials in connection with the Work. Contractor shall not create, permit or suffer any mechanic’s or materialmen’s liens of any kind or nature to be created or enforced against any property of Railroad for any such work performed. Railroad may, from time to time, elect to directly pay any person employed by Contractor, or subcontractors, or any supplier, any sums due for labor, material or supplies, and charge same to Contractor as so much paid on this Agreement. Any election by Railroad to make such direct payments will not in any way (a) release the Contractor from any of its obligations under this Agreement (except its obligations to make such payments); or (b) impose upon Railroad any liability to the persons thus paid or any other additional liability or obligation.

Section 10.           RELEASE OF LIENS.

The Railroad is not required to make any payment to Contractor unless Contractor shall previously have provided releases executed by all persons who might have mechanic’s or materialmen’s liens, stop notices, or labor and material bond rights against the project arising out of the Work.

A.           Progress payments, when provided for in Compensation section, shall be determined as provided herein:

l.
During the progress of the Work, the Railroad’s representative shall cause estimates to be made of the amount of Work done and/or materials furnished during each calendar month (the “Estimates”). The Estimates will be based on contract prices, if any, for materials, equipment and labor. The estimated value of the same, less a reserve fund of 50 percent, (the “Progress Payments”), which shall be held by the Railroad as security for the completion of the Work and its several parts, shall be paid to the Contractor.

2.
Upon completion of the Work, the Railroad’s representative shall make a final estimate of the Work performed and materials furnished pursuant to this Agreement, which shall include, if necessary, the reconciliation of Estimates (defined above). Following the final estimate, upon presentation by Contractor to the Railroad’s representative of satisfactory evidence that the Work has been performed and delivered up to the Railroad free of all claims and liens, and in accordance with the Agreement, the Contractor shall present a final invoice and Railroad shall, after the expiration of a period of thirty five (35) days from the completion of the Work, pay over to the Contractor all of the reserve fund of 50 percent, net of any adjustments required by the reconciliation herein described, if applicable. In the event that the Railroad’s representative determines that there is insufficient evidence that the Work is free from all liens and claims, the Railroad shall not be obligated to pay over to the Contractor all of the reserve fund upon the expiration of the 35-day period. The Railroad shall have the right, at its option, to retain all or such portion of the reserve fund as it desires until the time allotted by law for the filing upon or against the Work shall have expired and until all liens filed upon or against the Work shall have been fully paid.

Section 11.           PAYMENT OF WAGES AND PAYROLL TAXES.

A.           The Contractor shall pay the wages and salaries of the officers, agents, and employees of the Contractor in strict accordance with all applicable law, including those relating to wages, prevailing wages, minimum wages, working hours, overtime and working conditions. The Contractor agrees to accept exclusive liability for the payment of any and all payroll taxes or contributions for unemployment insurance or old age pensions or annuities which are measured by the wages, salaries or other remuneration paid to the employees of the Contractor or measured by the performance by Contractor of the Work, or the furnishing of equipment, tools, or materials, as provided herein. The Contractor further agrees to reimburse the Railroad for any of such of the aforesaid taxes and contributions as by law the Railroad may be required to pay. The Contractor agrees to comply with all valid administrative regulations respecting the assumption of liability for the aforesaid taxes and contributions and the supplying of information to the proper authorities.

B.           The Contractor agrees to comply with the provisions of 29 CFR, Part 470, if applicable.

Section 12.           GENERAL INDEMNITY.

A.           Except to the extent that Claims (defined below) are finally determined through the arbitration mechanism set forth herein (the “Arbitration”) as being caused by the intentional misconduct or gross negligence of the Railroad and/or its employees, Contractor shall indemnify and hold harmless the Railroad from all fines, judgments, awards, claims, demands, liability, losses, damages and expenses (including attorney fees and costs) (the “Claims”), for injury or death to all persons, including Railroad’s and Contractor’s employees, and for loss and damage to property belonging to any person (including environmental claims) arising in any manner in the performance of this Agreement or the breach by Contractor of any provision of this Agreement. CONTRACTOR’S INDEMNIFICATION OBLIGATION HEREUNDER IS EXPRESSLY INTENDED TO INCLUDE INDEMNIFICATION FOR ALL CLAIMS, INCLUDING THOSE CAUSED OR ALLEGED TO BE CAUSED BY THE PARTIAL OR SOLE NEGLIGENCE OF THE RAILROAD AND/OR ITS EMPLOYEES, WHETHER ACTIVE OR PASSIVE.  TO THE EXTENT IT MAY LAWFULLY DO SO, CONTRACTOR WAIVES ANY AND ALL DEFENSES UNDER WORKER’S COMPENSATION OR INDUSTRIAL INSURANCE ACTS TO SO INDEMNIFY THE RAILROAD.

B.           To the extent that Nebraska Revised Statute Section 25-21, 187 is determined to apply to this Agreement, then Contractor’s indemnity obligation as set forth in the preceding paragraph shall not apply and Contractor’s indemnity obligation shall be as follows:

Contractor shall indemnify and hold harmless the Railroad for all fines, judgments, awards, claims, demands, liability, losses, damages and expenses (including attorney fees and costs) (the “Claims”), for injury or death to all persons, including the Railroad’s and Contractor’s employees, and for loss and damage to property belonging to any person (including environmental claims) arising in any manner in the performance of this Agreement or the breach by Contractor of any provision of this Agreement. CONTRACTOR’S INDEMNIFICATION OBLIGATION HEREUNDER IS EXPRESSLY INTENDED TO INCLUDE INDEMNIFICATION FOR CLAIMS CAUSED OR ALLEGED TO BE CAUSED BY THE NEGLIGENCE (PARTIAL OR SOLE) OF THE RAILROAD AND/OR ITS EMPLOYEES EXCEPT TO THE EXTENT OF THE ACTIVE NEGLIGENCE OF RAILROAD AND/OR ITS EMPLOYEES AS FINALLY DETERMINED BY ARBITRATION.  TO THE EXTENT IT MAY LAWFULLY DO SO, CONTRACTOR WAIVES ANY AND ALL DEFENSES UNDER WORKER’S COMPENSATION OR INDUSTRIAL INSURANCE ACTS TO SO INDEMNIFY THE RAILROAD.

C.           THE INDEMNIFICATION OBLIGATION ASSUMED BY CONTRACTOR SHALL INCLUDE ANY CLAIMS, SUITS OR JUDGMENTS BROUGHT AGAINST THE RAILROAD UNDER THE FEDERAL EMPLOYER’S LIABILITY ACT, INCLUDING CLAIMS FOR STRICT LIABILITY UNDER THE SAFETY APPLIANCE ACT OR THE BOILER INSPECTION ACT.

D.           Contractor further agrees, at its expense, in the name and on behalf of the Railroad, at the Railroad’s discretion and with counsel reasonably satisfactory to the Railroad, to adjust, settle or appear and defend (“Defend”) all Claims made against the Railroad. The Railroad shall give notice to Contractor, in writing, of the receipt or pendency of such Claims, and thereupon Contractor shall proceed to Defend, protect, indemnify, and save harmless Railroad from and against all such Claims. Contractor shall not settle any Claim in any manner that would impose any expense, penalty, obligation or limitation on Railroad without the Railroad’s prior written consent. The Railroad shall have the right, but not the obligation, to Defend any Claim, and if Railroad opts to Defend, Contractor shall nonetheless be obligated to protect, indemnify, and save harmless the Railroad from and against all Claims. If Contractor disputes indemnification, Contractor shall nevertheless Defend, and the Railroad shall reimburse Contractor for any portion of the damages, judgments, decrees, attorney fees, costs, and expenses that is determined through Arbitration not to be attributable to Contractor’s indemnification obligation hereunder.

E.           In addition to any other provision of this Agreement, in the event that all or any portion of this Section shall be deemed to be unenforceable for any reason, including without limitation as a result of a decision of an applicable court, legislative enactment or regulatory order, the parties agree that this Section shall be reformed in Arbitration to make it enforceable and to reflect the intent of the parties, which is that Contractor shall indemnify and hold harmless the Railroad to the fullest extent permitted by applicable law.

F.          The obligations of this Section shall survive any termination of this Agreement.

Section 13.          OSHA HAZARD COMMUNICATION STANDARD

A           In accordance with the Hazard Communication Standard (“HCS”) issued by the Occupational Safety and Health Administration (“OSHA”) (29 CFR Part 1910.1200), the Railroad has developed and implemented its Hazard Communication Program. At the specific Railroad facilities where potentially hazardous chemicals may be present, the Railroad maintains a copy of its Hazard Communication Written Plan (“Written Plan”) which, among other things, includes a list of hazardous chemicals that may be present at the facility involved and the availability of Material Safety Data Sheets (MSDS). The Written Plan is available for review by the Contractor and any of its officers, employees, and agents.

B.           The Contractor shall determine if the Work under normal conditions or in a foreseeable emergency will expose the Contractor, its officers, employees, or agents to any hazardous chemicals on Railroad property as listed in the Written Plan and if so shall (1) review the Written Plan for the specific facility involved; and (2) inform its officers, employees, and agents of such hazardous chemicals and that they may review the Railroad’s Written Plan and -obtain copies of applicable MSDS.

C.           The HCS also requires that the parties to this Agreement exchange MSDS, as well as any additional information about precautionary measures necessary to protect both parties’ employees where exposure may occur. The Contractor shall provide such information to the Railroad, its officers, employees, and agents, before the Contractor uses any hazardous chemicals (as defined in the HCS) in, on, or about any premises or facilities of the Railroad.

Section 14.           SAFETY; RAILROAD TRAFFIC; MINIMUM SAFETY REQUIREMENTS

A.           Safety is of paramount importance. Contractor shall take all reasonable precautions and is solely responsible for the safety of, and shall provide protection to prevent damage, injury, or loss to, all persons who would reasonably be expected to be affected by the Work, including individuals performing Work, employees of Railroad and its consultants, visitors to the Job Site and members of the public who may be affected by the Work. Contractor shall- at a minimum at all times comply with all health and safety requirements contained in the Agreement, including Railroad’s “Minimum Safety Requirements for UPRR Contractors” attached hereto, and all health and safety requirements provided under applicable law. Contractor is responsible for complying with such additional safety requirements as Contractor deems necessary or appropriate, and notifying Railroad if Contractor believes that any of Railroad’s Minimum Safety Requirements for UPRR Contractors are inconsistent with safety.

B.           Contractor shall perform the Work without interfering in any manner with continuous and uninterrupted use of the tracks and property of Railroad. Contractor will be responsible for any damages that may be sustained by Railroad or other companies using the tracks, caused by interference that could have been avoided by proper handling of the Work. If the handling of the Work may cause interference with the operation of Railroad’s tracks or use of the property of Railroad, Contractor shall obtain written instructions from the Railroad’s representative as to the proper method of handling of the Work.

C.           Contractor shall notify Railroad at least forty-eight (48) hours in advance of the performance of any work by Contractor in which any person or equipment will be within twenty-five (25) feet of any track, or will be near enough to any track that any equipment extension (such as, but not limited to, a crane boom) will reach to within twenty-five (25) feet of any track. Upon receipt of such notice, Railroad shall determine and inform Contractor whether flaggers need to be present.

Section 15.           RIGHT TO STOP WORK; EXTRA WORK.

It is understood and agreed that the Railroad shall have the right to stop the Work or make changes in the amount, dimensions or character of the Work as, in the opinion of the Railroad, the interests of the Work or of the Railroad may require; and if any such stoppage, changes or alterations should diminish the quantity of the Work, they shall not constitute a claim for damages for anticipated profits on the Work so dispensed with. Any increase in the amount of Work that may result from such changes, shall be paid for at the same rates as similar work is herein contracted to be paid for; and, if such work is not similar to that herein contracted for, the Contractor shall submit information concerning the nature of the same to the Railroad before such work is commenced, and provided the Railroad agrees that the work is dissimilar, it shall be classified as “Extra Work” and paid for at prices to be agreed upon between the Railroad and the Contractor prior to the commencement of the same; but, if the Contractor and the Railroad are unable to agree upon a price for such Extra Work, the Railroad may enter into a contract with any other party or parties for its execution or may itself perform any and all such Extra Work without any liability or obligation to Contractor with respect to such work.

Section 16.           CONTRACTOR’S BOOKS AND RECORDS - AUDITING.

A.           The Contractor agrees that it will maintain comprehensive records of its employees, its equipment and the Work performed under this Agreement. The Contractor will keep these records available for inspection by the Railroad’s auditors or its authorized representatives for a period of three (3) years following completion of the Work or expiration or termination howsoever of this Agreement.

B.           At any time during the three year period, during which the records are maintained by the Contractor, the Railroad or its authorized representatives shall have the right to audit the Contractor’s records to determine the accuracy of bills submitted by the Contractor under the Compensation section hereof. The Contractor agrees to reimburse the Railroad for amounts billed to the Railroad that are not supported by the records maintained by the Contractor.

Section 17.           INTERFERENCE WITH RAILROAD TRAFFIC.

The Contractor shall conduct its operations so as not to interfere with the continuous and uninterrupted use and operation of the railroad tracks and property of the Railroad. Operations of the Railroad and work performed by Railroad personnel are expected by the Contractor and, though they may delay the Contractor’s work, shall not be the basis for claims by the Contractor for additional compensation under this Agreement.

Section 18.           ASSIGNMENT - SUBCONTRACTING.

A.           The Contractor shall not assign or subcontract this Agreement, or any interest therein, without the written consent of the Railroad and any attempt to so assign or subcontract without the written consent of the Railroad shall be void. If the Railroad gives the Contractor permission to subcontract all or any portion of the Work, the Contractor is and shall remain responsible for all work of subcontractors and all work of subcontractors shall be governed by the terms of this Agreement.

B.           The Contractor agrees to comply with the provisions of 29 CFR, Part 470, if applicable.

Section 19.           MODIFICATION - WAIVER OF DEFAULT - ENTIRE AGREEMENT.

No waiver, modification or amendment of this Agreement shall be of any force or effect unless made in writing, signed by the Contractor and the Railroad and specifying with particularity the nature and extent of such waiver, modification or amendment. Any waiver by the Railroad of any default by Contractor shall not affect or impair any right arising from any subsequent default. This Agreement and the attachments attached hereto and made a part hereof constitute the entire understanding between Contractor and the Railroad and cancel and supersede any prior negotiations, understandings or Agreements (including any master agreement for similar services, if applicable), whether written or oral, with respect to the Work or any part thereof. The terms and conditions of this Agreement are not subject to any previous agreements between the parties, including any master agreements for similar services provided by Contractor. The parties agree that the terms of this Agreement shall govern.

Section 20.           CONTRACTOR ACCOUNTING RECORDS.

A.           PAYROLL RECORDS.

Contractor’s payroll records shall comply with the U.S. Department of Labor -- Fair Labor Standards Act (FLSA) and other requirements of the Railroad set forth in this Agreement. Contractor shall maintain the following payroll records for any employees performing any of the Work under this Agreement:

1)	Employee’s full name and social security number
2)	Address, including zip code
3)	Birth date, if younger than 19
4)	Occupation
5)	Time and day of week when employee’s work week begins
6)	Hours worked each day
7)	Total hours worked each workweek
8)	Basis on which employee’s wages are paid (e.g. “$6 an hour”, “$220 a week,” or “piecework”)
9)	Regular hourly pay rate
10)	Total daily or weekly straight-time earnings
11)	Total overtime earnings for the workweek
12)	All additions to or deductions from the employee’s wages
13)	Total wages paid each pay period
14)	Date of payment and the pay period covered by the payment
15)	Other client(s) for whom employee performed work during any pay period where employee worked for the Railroad hereunder, the location of such work and time spent performing such work
16)	The job location(s) where employee performed work hereunder
17)	The equipment operated by the employee
18)	Payroll accounting registers
19)	Forms W4, W-2, 1099
20)	Canceled payroll checks

B.            EMPLOYEE TIMESHEETS.

The Contractor shall maintain daily employee timesheets for BOTH hourly and salaried employees (including owners and officers who perform any part of the Work hereunder, which identify items a), f), o), p), and q above). The same requirement applies to contracted labor.

C.            SUBCONTRACTOR/VENDOR AND EQUIPMENT LIST.

The following records or documentation will be required for subcontracted work, materials provided, and equipment owned, rented or leased:

SUBCONTRACTOR/VENDOR.

1.	Copy of subcontractor or vendor invoice(s) indicating client served

2.	Accounting records, including canceled checks

EQUIPMENT LIST.

1.	Owned equipment

2.	Rented and/or leased equipment

Section 21.            SPECIAL PROVISIONS.

All disposal facilities used by the Contractor for disposal of Railroad materials shall be pre-approved by a representative of the Railroad’s Environmental Management Group.

Section 22.            NONDISCLOSURE OF INFORMATION.

Unless specifically authorized in writing by the Railroad, the Contractor will hold confidential and not disclose to any party, any technical or other material, information or data which may become known to the Contractor by reason of its performance of the Work under this Agreement, except for such information that is publicly disclosed by the Railroad. Upon the expiration or termination of this Agreement, the Contractor will promptly return to the Railroad any and all material, information or data, including software, deemed confidential by the Railroad. The provisions of this Section shall survive termination or expiration of this Agreement and shall last indefinitely unless rescinded in writing by the Railroad. Unless directed by court order, neither the Contractor nor its agents or employees will act as an expert witness or consultant or otherwise assist, aid or render services in any way for any attorney, consultant, expert or party associated with litigation against the Railroad as it pertains to the Work provided under this Agreement, whether such services are rendered gratuitously or for compensation.

Section 23.            CONTROLLED ACCESS POLICY

Railroad and Contractor have a mutual interest in providing a safe workplace for the existing employees of both parties and in maintaining the integrity and security of the cargo entrusted to them. To help insure this goal, Railroad has instituted a Controlled Access Policy. All persons seeking admission to Railroad property will apply (the “Applicants”) for admission to the property. Contractor will conduct background investigations of Applicants prior to their admission to the property.

Prior to any new or existing employee of the Contractor working at or regularly, visiting any Railroad facility, Contractor shall register with the approved risk assessment company.

A.           Contractors must register with the Railroad’s approved risk assessment company.

B.           Contractors must then present and secure Background Check Consent Forms from each of their employees who are, in the course of their ditties, providing services to the Railroad.

C.           Any of contractor’s employees who refuses to provide consent to a background check will not be allowed to provide services to the Railroad.

D.           Contractors will then submit SSN’s of the individuals they employ who will require a photo identification badge (the “Identification Badge”) to the Railroad’s approved risk assessment company via the website.

E.           Contract employees (“Contractees”) will then submit a photo of themselves and complete the program testing on-line via the Railroad’s approved risk assessment company’s website.

F.           The program testing requires “Security Awareness” and when applicable to the type of service being provided, an “Engineering Safety Training Orientation and Test”, a “Mechanical Safety Training Orientation and Test”, and an “Automobile Load/Unload Contractor Safety Orientation Course”.

G.           After the Contractee satisfactorily completes the examination, a background investigation is automatically triggered.

H.           The Railroad’s approved risk assessment company program will then score the investigation to validate whether an individual meets all the criteria for the Railroad.

I.           When a satisfactory score is rendered, the Railroad’s approved risk assessment company will automatically print an Identification Badge authorizing access to Railroad property and mail the Identification Badge to the Contractor’s business address for distribution to the Contractee.

J.           The Contractee is responsible for wearing that badge and carrying another form of government issued ID at all times when on railroad property.

K.           All communication regarding Contractor’s employees should be addressed to:

Bill Chandler
Union Pacific Railroad Company - Safety Department
137 West 200 North
Hyde Park, UT 84318
Phone (435)563-8253   Fax (435)563-8295
E-mail: WLCHANDL@up.com

L.           The Contractor shall be responsible for managing and recovering the Identification Badge from their employees who resign, retire or are terminated.

M.           Railroad shall have the right to reject any candidate to the extent permitted by all applicable law.

N.           To the extent that any portion of these requirements violate a law, ordinance, statute, or regulation that portion shall be ignored and applicant shall comply with all remaining portions of the application process.

It is expected that the Contractor will be primarily responsible for enforcement of this program, however, both the Railroad and the Federal Railroad Administration will be auditing for compliance. Should any Contractor be found out of compliance, any and all fines or penalties incurred will be the sole obligation of the Contractor.

Section 24.           ARBITRATION

In the event of a disagreement between the parties as to the interpretation or implementation of this Agreement, Railroad and Contractor shall follow the procedures set forth below:

A.           Either party may initiate arbitration of an unresolved dispute by providing the other party written notice that specifically identifies the question(s) to be submitted for arbitration.

B.           Arbitration shall be governed by the rules of the American Arbitration Association applying to commercial disputes but such arbitration shall not occur under the auspices of the American Arbitration Association.

C.           Venue for the arbitration shall be in Omaha, Nebraska. Railroad and Contractor shall confer in an effort to agree on a former federal judge or magistrate judge as an arbitrator (the “Arbitrator”). If the parties are unable to agree on the Arbitrator, either or both parties may request that the Arbitrator is selected by the Chief Judge of the United States District Court for the District of Nebraska.

D.           Railroad and Contractor shall follow such rules of discovery as are set by the Arbitrator. The Arbitrator may issue the arbitration decision, which shall be in writing and delivered to both parties. The Arbitrator is empowered to award injunctive relief or other equitable relief, damages, or such other remedies as the Arbitrator concludes are Just and equitable, provided that a court could have provided such a remedy, and further provided that the remedy does not impact/affect the Railroad’s operations. The arbitration decision shall be conclusively binding on the parties. Payment of damages or awards pursuant to the arbitration decision shall be made within thirty (30) days. The parties may enforce arbitration decisions in an appropriate court.

E.           Unless otherwise directed by Railroad, Contractor shall continue performance under this Agreement during any arbitration.

F.           The parties shall each bear their own attorney fees and other costs or arbitration unless the Arbitrator concludes that either party has been dilatory or otherwise not participated in the arbitration procedure in good faith, in which case attorney fees and costs may be awarded against such party.

G.           Railroad and Contractor agree to keep as confidential and not to disclose to any person not a party to this Agreement any settlement made by or between the parties or any decision or findings made by the Arbitrator, unless required to disclose such decisions and findings by a court of competent jurisdiction or otherwise by law. Railroad and Contractor further agree to jointly seek a protective order against any person not a party to this Agreement from attempting or seeking to discover any settlement reached or decisions or findings made apportioning fault or liability between the parties hereunder. The parties intend that this Arbitration procedure shall be conducted so as to assure that no third person in any other proceeding will be able to assert that either party herein has made an admission of fault or negligence or is collaterally estopped to deny such fault or negligence. Railroad and Contractor agree to cooperate in the defense of any lawsuit brought against either or both of them by a third party (including employees).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate as of the date first herein written.

UNION PACIFIC RAILROAD COMPANY		WOOD ENERGY GROUP INC.

By:	/s/Charles R. Glecker	By:	/s/Greg Smith
General Director - Contract Services		Title: President